                                                                      EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES We have calculated PBG's ratio of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings are before taxes, minority interest and cumulative effect of change in accounting principle, plus fixed charges (excluding capitalized interest) and losses recognized from equity investments, reduced by undistributed income from equity investments. Fixed charges include interest expense, capitalized interest and one-third of net rent which is the portion of the rent deemed representative of the interest factor.

                              (dollars in millions)


                                                                   FISCAL YEAR
                                                  2003      2002      2001      2000      1999
                                                  ----      ----      ----      ----      ----
NET INCOME BEFORE TAXES, MINORITY INTEREST AND
       CUMULATIVE EFFECT OF CHANGE IN
       ACCOUNTING  PRINCIPLE                      $710      $700      $482      $397      $209

Undistributed (income) loss from equity
       investments                                 (1)        --        --        --        --
Fixed charges excluding capitalize interest        270       221       217       222       227
                                                  ----      ----      ----      ----      ----

EARNINGS AS ADJUSTED                              $979      $921      $699      $619      $436
                                                  ====      ====      ====      ====      ====


FIXED CHARGES:

       Interest expense                           $247      $200      $204      $208      $209
       Capital interest                             --        --         1         1         1
       Interest portion of rental expense           23        21        13        14        18

                                                  ----      ----      ----      ----      ----

TOTAL FIXED CHARGES                               $270      $221      $218      $223      $228
                                                  ====      ====      ====      ====      ====


RATIO OF EARNINGS TO FIXED CHARGES                3.63      4.17      3.20      2.78      1.91
